EXHIBIT 10.1

CONFIDENTIAL LETTER OF INTENT

FOR ACQUISITION OF CERTAIN ASSETS OF STAND CO, LLC

BY MGO GLOBAL INC. (“LOI”)

March 13, 2023

1. Parties

(a) MGO Global Inc., a Delaware corporation with its principal address at 1515 SE 17th Street, Suite 121/#460596, Fort Lauderdale, Florida (“MGO”), or any of MGO’s designated subsidiaries (the “Buyer”); and

(b) Stand CO LLC, a Utah limited liability company with its principal address at 858 S Automall Dr STE 101 American Fork, UT 84003 (“Stand” or the “Seller”).

2. Acquisition of Certain Assets

(a) Pursuant to the terms and conditions to be set forth in a definitive asset purchase agreement executed and delivered by the Buyer and the Seller (the “Definitive Agreement”), the Seller would sell all of the Assets existing on the Closing Date, free and clear of any claim, liens or liabilities to the Buyer for the Purchase Price (the “Transaction”). The Buyer will not assume any liability of the Seller, other than liabilities expressly agreed to be assumed by the Buyer, including any liabilities arising after the Closing Date under any assigned contracts included in the Assets (the “Assigned Contracts”). The consummation of the Transaction is subject to due diligence, the negotiation and the execution of the Definitive Agreement, including exhibits and schedules thereto, in form and substance satisfactory to each of the Buyer, the Seller and their respective counsel.

(b) As used in this LOI, the following terms will have the meanings ascribed below.

“Assets” means all of the following assets of the Seller: (i) all rights to all stock keeping units (“SKU”) of the Seller and sold under the names: “Roosevelt Premium 25ft Telescoping Flag Pole Kit”, “20FT Telescoping Flag Pole Kit” and “LED Solar Flag Pole Light”, including all SKU fixed and current assets, including accounts receivable (other than Shopify and merchant account balance transfers that are pending as of the date of the commencement of the license period), existing inventory, point of sale equipment and software, files, records, displays and fixtures; (ii) any Intellectual Property and other intangible property related to SKUs, including but not limited to all rights to a brand name “Stand Flagpoles”, domain and website standflagpoles.com, the Meta pages associated with “Stand Flagpoles” brand name (in Facebook and Instagram); (iii) all manufacturer, distributor and customer contracts and relationships for SKUs; (iv) marketing materials; (v) any commercialization rights; (vi) domain and administrative access to Stand’s Shopify account, (vii) Facebook Assets & Accounts, (viii) all historical digital and non-digital assets, (ix) database since inception

“Business” means the Seller’s operations related to the Assets.

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“Closing” means the closing of the Transaction.

“Closing Date” means the date on which the Closing occurs, which will be no later than the Expiration Date.

“Expiration Date” means the earlier of: (i) May 12, 2023, or (ii) the date when the Definitive Agreement is signed by the Parties.

“Intellectual Property” means all intellectual property and intellectual property rights owned by the Seller with respect to SKUs and “Stand Flagpoles” brand name including, as applicable, patents, patent applications, trademarks, trademark applications, trade secrets, know-how, copyrights, domain names and websites, product designs and engineering.

“Party” means a party to the LOI, and its permitted assigns and successors.

3. Purchase Price and Adjustment

The Buyer shall pay to the Seller the total purchase price of up to 150,000 restricted stock units and $400,000 in cash, as described below (the “Purchase Price”) for the Assets, and such payments to be structured as follows:

(a) From 150,000 of restricted stock units of the MGO (“RSUs”) at the Closing, that will vest in accordance with the vesting schedule to be mutually agreed by the Parties in the Definitive Agreement and will be converted into the shares of common stock of MGO upon vesting (“Shares”);

(b) $400,000 in cash, $200,000 of which will be paid on September 30, 2023 and remaining $200,000 of which will be paid on December 31, 2023.

The Purchase Price shall be subject to reduction as set forth in Section 5 below.

4. Shares

The Seller or its members (if the RSUs or Shares have been distributed to the members of the Seller) will be required to enter into a lock-up agreement with respect to the RSUs and underlying Shares for a period ending January 12, 2024. The Seller or its members (if the RSUs or Shares have been distributed to the members of the Seller) will comply with Rule 144 promulgated by the Securities and Exchange Commission.

5. License

The Seller hereby grants to MGO a fully-paid, royalty-free, worldwide and exclusive license, access to and the rights to use the Assets for all purposes (“License”), in exchange for payment of $1.00 by the Buyer.

The term of the License shall commence on March 15, 2023 and shall expire on the Expiration Date.

MGO shall have the right to assign the License to any of its subsidiaries at any time without any approval or consent of the Seller.

If the Closing Date has not occurred on or before September 30 2023; (i) unless (x) the Seller has determined not to execute a Definitive Agreement or (y) MGO’s auditors have not agreed that the financial statements of the Business as existing at such time can be audited and reviewed to timely meet MGO’s federal securities laws 8-K filing requirements, MGO shall pay the Seller 10% of any revenues received by MGO from sales on inventory purchased by MGO from the Seller and (ii) the Seller shall repurchase (i) any inventory purchased by MGO from the Seller (“Seller Sold Inventory”) and (ii) all other products under the SKUs purchased by MGO under the terms of the License, in each case, that remains unsold on the Expiration Date at a price equal to MGO’s cost plus any expenses MGO incurred in purchasing such inventory (which are supported by receipts).

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For purposes of clarity, if the conditions set forth in subclauses (x) or (y) in clause (i) above are met, then MGO shall not be required to pay any amount set forth in clause (i) above to the Seller.

The purchase price paid by MGO for any Seller Sold Inventory shall reduce dollar for dollar the Purchase Price in the Definitive Agreement.

6. Employment	No employment will be retained and or any consideration of employment.
7. Exclusivity

The Seller acknowledges that following the execution of this LOI, the Buyer anticipates the incurrence of substantial costs and the expenditure of substantial efforts in the conduct of its due diligence investigation of the Seller and the Assets, and the preparation and negotiation of the Definitive Agreement and any ancillary documents. In consideration of the Buyer’s incurrence of costs and expenditure of such efforts, the Seller agrees that, from the date of this LOI until the earlier of (i) the Expiration Date, (ii) the date of a written agreement between the Parties to cease negotiations regarding the Transaction, and (iii) the date on which the Definitive Agreement is executed by the Parties (the “Exclusivity Period”), the Seller will not, and will cause its members, managers, employees, other affiliates and agents not to, initiate, encourage (including by way of furnishing any non-public information concerning the Seller or the Assets), solicit, conduct, or continue any negotiations or discussions with or enter into any agreement with any third party (other than the Buyer), relating to the acquisition of all or any portion of the Seller or any of the Assets (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise), other than, in each case, the sale of goods in accordance with past practices and other transactions in the ordinary course of business for the sale of products consistent with past practices.

8. Tax Treatment

It is expected that the Transaction will constitute an asset sale for U.S. Federal income tax purposes. Any income tax resulting from sale of the Assets shall be the sole responsibility of the Seller. The Parties would mutually agree in the Definitive Agreement regarding allocation of the Purchase Price among the Assets.

9. Representations, Warranties and Covenants

(a) In the Definitive Agreement, the Parties will make representations and warranties and covenants customarily included in asset purchase agreements.

(b) Seller’s representations and warranties will survive the Closing for twelve (12) months, except that (a) those representations and warranties concerning Intellectual Property matters will survive the Closing for a period of twenty- four (24) months, (b) those representations and warranties concerning environmental, ERISA and tax matters, will survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters, and (c) those representations and warranties concerning fundamental corporate matters (e.g., corporate authority, organization and power, due authorization, execution, delivery and enforceability of the transaction documents) (the “Fundamental Corporate Reps”) will survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters.

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10. Indemnification

(a) The Seller and the Buyer will indemnify each other against the claims of third parties claiming compensation, commissions or expenses for services as a broker or finder based upon obligations incurred by the indemnifying party.

(b) The Seller will indemnify the Buyer for product-related liabilities for products sold before the Closing, and the Buyer will indemnify the Seller for product-related liabilities for products sold after the Closing.

(c) The Seller will indemnify the Buyer for all breaches of its representations and warranties and covenants.

(d) The indemnification provisions in the Definitive Agreement will be the Buyer’s exclusive and sole remedy with respect to the matters covered by indemnification, except for any willful breaches by the Seller of covenants, representations or warranties, or the Seller’s fraud.

11. Consents

The Parties agree to cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file, if necessary, any notifications required by any governmental or private entity and to seek to obtain all necessary consents and approvals from government entities, contractors and any other third party whose consent to the Transaction might be required, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution of the Definitive Agreement and the consummation of the Transaction.

12. Confidentiality

The existence of this LOI and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the Parties or their subsidiaries and other affiliates shall all be treated as confidential information by the Parties and shall not be disclosed or used by any Party without the written consent of the other Party, unless superseded by the Definitive Agreement. The Parties shall cause their affiliates to observe the confidentiality provided for in this LOI. For the avoidance of doubt, the Parties may disclose such information (a) to such Party’s bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Transaction, and (b) if required pursuant to any audit, court order, investigation, law, regulation or subpoena of any applicable jurisdiction (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the Party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.

13. Governing Law; Venue	This LOI shall be governed by the law of the State of Delaware. All disputes hereunder shall be adjudicated by the applicable state and federal courts in New Castle County, Delaware.

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14. No-Hire of Employees

From the date of this LOI until the earlier of (i) the second (2nd) anniversary of the date of this LOI and (ii) the Closing, the Buyer and its affiliates will not solicit for employment any employee of the Seller or any of its affiliates without first obtaining the written consent of the Seller; provided, however, that this provision will not be deemed to be breached if an employee of the Seller or any of its affiliates is hired by the Buyer or its affiliates as a result of such employee’s response to a general advertisement for employment not targeted to employees of Seller and its affiliates.

15. Non-Compete:	The affiliates of the Seller shall sign non-compete and non-solicitation agreements with the Buyer preventing them from competing with the Buyer in the United States for a period of three (3) years.
16. Binding Effect

Except for sections 5 (License), 7 (Exclusivity); 12 (Confidentiality); 13 (Governing Law; Venue); 14 (No-Hire of Employees); 16 (Binding Effect); and 17 (Transaction Expenses), which are intended to be binding (the “Binding Provisions”), the Parties agree that this LOI is not intended to be a binding agreement between the Parties but merely an expression of their intent with regard to the transactions described herein, and each Party covenants never to contend to the contrary. Except for the Binding Provisions, a binding or enforceable agreement or evidence of any contract or other binding obligation, with respect to the Transaction, may only be created in the Definitive Agreement if executed and delivered by the Parties, and none of the Parties will have any liability to any other Party if the Parties fail to fully execute and deliver the Definitive Agreement prior to the Expiration Date (provided that the foregoing will not excuse a Party from liability resulting from its breach of a Binding Provision).

This LOI, and the discussion between the Parties regarding the Transaction, may be terminated (i) by the mutual written agreement of the Parties at any time, (ii) unilaterally by the Buyer, or (iii) by the Seller at any time after the expiration of the Exclusivity Period, by giving written notice thereof to the other Party if a Definitive Agreement has not been executed prior to such termination. Any such termination will be effective upon the giving of such written notice but will not excuse any Party from liability resulting from its breach of a Binding Provision.

17. Transaction Expenses

Each Party will be responsible for their own expenses (including expenses related to legal counsel) related to the negotiation and preparation of this LOI, the Definitive Agreement and any documents ancillary thereto and in consummating the Transaction.

18. Compliance with the laws	At all times, the Parties shall be responsible for compliance with all laws and regulations applicable to each of their actions within the Transaction.
19. Definitive Agreement

The Definitive Agreement shall contain additional customary terms and conditions for asset purchase agreements as agreed by the Parties. Upon execution, the Definitive Agreement shall supersede this LOI and the Parties shall thereafter have no further rights or obligations hereunder.

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Agreed and Accepted:		Agreed and Accepted:

MGO GLOBAL INC.		STAND CO LLC

By:	/s/ Maximiliano Ojeda	By:	/s/ Jason Harward
	Name: Maximiliano Ojeda		Name: Jason Harward
	Title: Chief Executive Officer		Title: Owner

Signature Page to Term Sheet